Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

PEMCO AVIATION GROUP, INC.

Pemco Aviation Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST. The name of this corporation is Pemco Aviation Group, Inc. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on April 12, 2000.

SECOND. This Certificate of Amendment to the Certificate of Incorporation of the corporation herein certified was duly adopted by this corporation’s Board of Directors and approved by the corporation’s stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD. Article FIRST, of the Certificate of Incorporation of the corporation shall be amended and restated in its entirety as follows:

“FIRST: The name of the Corporation (hereinafter the “Corporation”) is Alabama Aircraft Industries, Inc.”

FOURTH. All other provisions of the Certificate of Incorporation of the corporation shall remain in full force and effect.

IN WITNESS WHEREOF, Pemco Aviation Group, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer on this 19th day of September, 2007.

/s/ Ronald A. Aramini
Ronald A. Aramini
President and Chief Executive Officer